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                                                                    EXHIBIT 99.2


                                    EFILED:  FEB 13 2004  1:27PM EST  (SEAL)
                                    FILING ID 3111578

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

                                            x

TIMOTHY C. MEYER,                           )
                                            )
                        Plaintiff           )
                                            )    C.A. No. 257-N
                                            )
              v.                            )
                                            )
T-NETIX, INC., TZ ACQUISITION, INC.,        )
TZ HOLDINGS, INC., DANIEL M. CARNEY,        )
ROBERT A. GEIST, JAMES L. MANN, MARTIN      )
T. HART, JOHN H. BURBANK, III, DANIEL J.    )
TAYLOR, W.P. BUCKTHAL, THOMAS E.            )
LARKIN, and RICHARD E. CREE,                )
                        Defendants.         )
                                            x


                             CLASS ACTION COMPLAINT

         Plaintiff, Timothy C. Meyer, alleges upon information and belief (based, in part, on the investigation of his counsel), except for paragraph 6, which is alleged on personal knowledge, as follows:

                              NATURE OF THE ACTION

         1. This is a stockholders' class action on behalf of the holders of the common stock of T-Netix, Inc. ("T-Netix" or the "Company") to enjoin an inadequate Tender Offer, which is the first step of a proposed two-step sale (the "Proposed Sale") of T-Netix to TZ Acquisition, Inc. ("Acquisition"), TZ Holdings, Inc. ("Holdings") and H.I.G. Capital, LLC ("H.I.G.") at a price of $4.60 per share of T-Netix common stock. The Tender Offer and Proposed Sale are being made pursuant to an Agreement and Plan of Merger, dated as of January 22, 2004 (the "Merger Agreement"), by and among Acquisition, Holdings and T-Netix. The defendant Board of Directors of T-Netix (the "Board") have breached their fiduciary duties of disclosure, loyalty, care, and good


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faith and fair dealing in connection with the Tender Offer and the Proposed
Sale. Defendants Acquisition, Holdings and H.I.G. (collectively referred to herein as "H.I.G.") have aided and abetted these breaches of fiduciary duty. Because of these breaches, plaintiff and the other public stockholders of T-Netix are entitled to an injunction against the Tender Offer and Proposed Sale or, alternatively, to rescind the transaction(s) and/or recover damages in the event that the transaction(s) are consummated.

         2. On or about February 3, 2004, Holdings issued a Schedule 13D under the Securities Exchange Act of 1934 in which it formally initiated the Tender Offer for all outstanding shares of T-Netix stock at a price of $4.60 per share. On that same day, the Board issued a Solicitation/Recommendation Statement pursuant to Section 14(d)(9) of the Securities Exchange Act of 1934 (the "Solicitation"), in which, the Board, inter alia, recommended and advised all holders of T-Netix common stock to tender their shares in the Tender Offer and, if applicable, approve and adopt the Merger Agreement in connection with the Proposed Sale.

         3. As alleged herein, the Solicitation is a grossly inadequate disclosure concerning the facts and circumstances leading up to the Board's decision to: 1) enter into the Merger Agreement; and 2) recommend that all shareholders tender their shares in the Tender Offer and, if applicable, approve of the Proposed Sale. Most notably, the Solicitation is completely void of any disclosure as to the existence of another suitor who has repeatedly expressed an interest in a buyout or other restructuring of the Company and who was inexplicably rebuffed and ignored by the Board. The Solicitation not only fails to inform T-Netix shareholders of the existence of this alternate suitor, but also fails to divulge any basis or rationale for the Board's decision to summarily reject working with that suitor in completing a deal. Similarly, while the Solicitation discloses the existence of yet

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another "Alternative Bidder," it lacks any meaningful discussion as to why the
Board favored the Proposed Sale to H.I.G. at $4.60 per share, while rejecting a higher offer of $5.00 per share from the "Alternative Bidder."

         4. In short, the Solicitation utterly fails to explain why other, existing, legitimate and competing offers and strategic opportunities, which were likely to result in a higher sale price for the Company, were flatly rejected by the Board in favor of the deal with H.I.G. T-Netix stockholders, who must decide whether to participate in the Tender Offer and/or the Proposed Sale, would certainly want to know about these highly material facts which were inexplicably omitted from the Solicitation. The absence of meaningful disclosures concerning these facts is particularly egregious in light of the Board's fiduciary obligations to maximize shareholder value in connection with the Proposed Sale.

         5. In addition, and as a corollary to these failures to disclose, the Director Defendants have violated their fiduciary duties by failing to auction the Company and by rejecting and thwarting other offers and strategic alternatives that would have provided the stockholders significantly greater value for their shares than the $4.60 per share offered in the Tender Offer and Proposed Sale. Specifically, as discussed below, the Board utterly refused to deal with one suitor, whom the Board knew to be interested in completing a deal, and also rejected a bid from the unnamed "Alternative Bidder" which offered equal, if not higher, consideration than that being offered in the current Tender Offer and Proposed Sale. In fact, after H.I.G. REDUCED an offer that was accepted by the Board, the Board failed to explore other, known strategic alternatives, including the "Alternative Bidder" who had already offered the same higher price that H.I.G. offered prior to reducing its offer.

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         6. Aided and abetted by H.I.G., the Board members breached their duty to obtain the best price for the T-Netix stockholders; have acted to deter or obstruct other higher offers of T-Netix when the sale of the Company is occurring; have favored their own interests over those of T-Netix stockholders; have unreasonably rejected other offers for the Company providing significantly greater value; and have failed to make full, fair and accurate disclosure to the stockholders regarding the Tender Offer and Proposed Sale. For these reasons and others set forth below, consummation of the Tender Offer and Proposed Sale should be enjoined and the Director Defendants should be ordered to fulfill their fiduciary duties.

                                   THE PARTIES

         8. Plaintiff Timothy C. Meyer is and has been at all relevant times the owner of common shares of stock of T-Netix.

         9. T-Netix is a Delaware corporation with its principal place of business in Carrollton, Texas. The Company is in the business of providing specialized telecommunications products and services, including security enhanced call processing, call validation and billing for the corrections communications marketplace. The Company provides its products and services to more than 1,400 private, local, county and state correctional facilities throughout the United States and Canada.

         10. Defendants Acquisition and Holdings are Delaware corporations that, upon information and belief, were formed solely for the purpose of effecting the Tender Offer and Proposed Sale.

         11. Defendants Daniel M. Carney, Robert A. Geist, James L. Mann, Martin
T. Hart, John H. Burbank, III, Daniel J. Taylor, W.P. Buckthal, Thomas E. Larkin and Richard E. Cree (hereinafter, collectively, the "Director Defendants") are directors of the Company. Upon


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information and belief, each of the Director Defendants voted to approve the
Tender Offer and Proposed Sale.

                            CLASS ACTION ALLEGATIONS

         12. Plaintiff brings this action on his own behalf and as a class action, pursuant to Court of Chancery Rule 23, on behalf of all common stockholders of the Company (except for defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants), who will be injured by defendants' wrongful conduct as alleged herein (the "Class").

         13. This action is properly maintainable as a class action because:

                (a) The Class is so numerous that joinder of all members is impracticable.

                (b) There are questions of law and fact which are common to the Class including, inter alia: (i) whether the Director Defendants have breached their fiduciary duties to plaintiff and the members of the Class; (ii) whether Holdings and Acquisition aided and abetted that breach of fiduciary duties; and
(iii) whether the Class is entitled to injunctive relief or damages as a result of the wrongful conduct committed by defendants.

                (c) Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff's claims are typical of the claims of the other members of the Class, and plaintiff has the same interest as the other members of the Class. Plaintiff will fairly and adequately represent the Class.

                (d) Defendants have acted in a manner that affects plaintiff and all members of the Class alike, thereby making appropriate injunctive relief and/or corresponding declaratory relief or damages with respect to the Class as a whole.

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                (e) The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class, which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would, as a practical matter, be dispositive of the interests of other members or substantially impair or impede their ability to protect their interests.

                (f) Questions of law and fact common to members of the class predominate over any questions affecting only individual members, and a class action is superior to other available methods for the fair and efficient adjudication of the controversy.

                             SUBSTANTIVE ALLEGATIONS

         14. On January 22, 2004, T-Netix announced on the Business Wire that it had entered into the Merger Agreement with H.I.G. The Merger Agreement contemplates that all shares of T-Netix would be sold to H.I.G. for a price of $4.60 per share through a two-step merger, which includes a cash tender offer followed by a long-form merger. The price offered - $4.60 per share -- represents less than a 10% premium over the Company's closing stock price of $4.20 per share on January 21, 2004.

         15. On February 3, 2004, the Tender Offer was commenced and the Board issued the Solicitation in which it recommended that all T-Netix shareholders participate in the Tender Offer and/or vote in favor of the Proposed Sale. According to the Solicitation, several members of T-Netix management, including defendant Cree and the Company's Chief Financial Officer, will continue to work for the Company after the completion of the Proposed Sale. The Solicitation, however, fails to disclose numerous events leading up to the Board's decision to enter into the Merger Agreement with H.I.G., and the basis for the Board's recommending the Proposed Sale at $4.60 per share.

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These material omissions include the failure to disclose any information pertaining to another suitor, Cloverdale Capital ("Cloverdale"), which, upon information and belief, has engaged in numerous communications with, and proposals to, the Board concerning various strategic alternatives, including a buyout of the Company, and which has expressed its opinion to the Company that the stock of T-Netix is worth at least $5.00 per share. The Solicitation further fails to divulge why the Board favored the current deal with H.I.G. while excluding Cloverdale and another "Alternative Bidder" that had made a formal offer at $5.00 per share.

            FAILURE TO DISCLOSURE OTHER BIDDERS - CLOVERDALE CAPITAL

         16. As far back as February, 2003, Cloverdale met with defendants Carney and Taylor to make a presentation outlining the Company's past financial performance, current financial structure and opportunities for improvement in both the operation and capital structure of T-Netix.

         17. On or about March 6, 2003, the President of Cloverdale, Tom Sailors ("Sailors"), sent a letter to the Board requesting consideration for his appointment to the Board. The Board never responded to this letter.

         18. On or about March 24, 2003, Sailors met with Defendant Cree at the T-Netix corporate offices to further discuss the February 24, 2003 presentation, the March 6 letter, and various financial analyses and possibilities for restructuring the Company, including taking the Company private through a financing arrangement to be spearheaded by Cloverdale. At this meeting Cree expressed his disdain for public company responsibilities and having to keep "everyone" informed of the company's activities. He also talked about the exorbitant cost of being a public reporting company. In response to Sailors' suggestion of taking the Company private, Cree acknowledged that he had broached the subject with some of the other Board members and an

                                        7


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attorney. Cree expressed, however, that he was concerned that the risk of potential shareholder lawsuits outweighed the potential benefits of a going private transaction. In response, Sailors outlined a specific proposal by which all interested public shareholders who did not want to cash out their equity positions in the Company could participate in the going private transaction on the same terms as insiders, thus alleviating any basis for such lawsuits. At the end of the meeting, Cree encouraged Sailors to continue working on his proposal for taking the Company private and suggested that they have a follow up discussion after Cree had an opportunity to further review the financial projections presented by Cloverdale.

         19. In the days following the March 24, 2003 meeting with Cree, Cloverdale began to line up various equity and debt financing sources regarding a possible transaction involving T-Netix.

         20. During the next month, Sailors communicated by e-mail and telephone with the Company's Chief Financial Officer, Henry Schopfer, III, and the Company's Controller, Larry Woolhiser, in order to further refine and reconcile his financial models for the Company in anticipation of a subsequent meeting with Cree. Sailors also attempted to arrange further meetings with the Board to discuss various strategic alternatives including a buyout of the Company.

         21. On April 15, 2003, T-Netix released its fourth quarter 2002 financial results.

         22. On or about April 24, 2003, Sailors met with defendant Carney and discussed his interest in structuring a leveraged buyout or recapitalization of the Company. Sailors mentioned a hypothetical bid of $2 per share, which represented a 32% premium over the stock's previous day closing price. Carney responded that such an offer would be too low and that, in any event, he would not recommend any type of strategic transaction until the resolution of certain highly material litigation involving the Company's intellectual property rights, which was expected to occur

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sometime around September or October, 2003. At this meeting, Carney admitted that "his" directors remained on the Board primarily because they were personal friends and that none of them wanted the potential liability associated with their Board positions. During the meeting, defendant Carney confirmed that defendant Cree was interested in ultimately taking the Company private and that he was committed to meeting again with Sailors sometime around the upcoming shareholder meeting on May 28, 2003.

         23. On or about April 29, 2003, Sailors met with defendant Cree wherein Sailors reiterated his interest in taking the Company private. Cree responded that the Board did not embrace such an idea. He suggested, however, that Sailors' substantial and long-term financial commitment to the Company had earned him a "seat at the table" and that Sailors should continue to explore strategic options for the Company.

         24. Following the April 29, 2003 meeting, Sailors continued to communicate with potential sources of financing for a buyout of the Company. Sailors attempted to arrange a meeting with Cree and one such financier, but Cree did not respond to Sailors' inquiries.

         25. On May 6, 2003, Cloverdale sent a letter to defendants Carney and Cree in which, among other things, Sailors outlined a specific proposal for taking T-Netix private at a price of $2.00 per share, which represented a 33% premium over the stock's then-current market price. A true and correct copy of the May 6, 2003 letter is attached hereto as Exhibit A and incorporated by reference.

         26. Over the next few weeks, Cloverdale continued to communicate with investment bankers in order to line up the financing for a potential deal with T-Netix.

         27. On or about May 20, 2003, Sailors again met with defendant Cree at the T-Netix offices. At that meeting, Sailors informed Cree that, subject to due diligence, Cloverdale would be


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willing to increase its bid to $2.25 per share, which represented an approximate
30% premium over the stock's then-current market price. Sailors sent two (2) follow-up e-mails on this point, which are attached hereto as Exhibit B and incorporated by reference. Cree never responded to Cloverdale's offer or Sailors' e-mails.

         28. On or about May 28, 2003, T-Netix held its annual shareholder meeting in Dallas, at which Sailors was present. Upon information and belief, in a private conversation between defendant Carney and Sailors, Carney confirmed his interest in selling T-Netix and apologized for not responding to Sailors on the issue.

         29. Over the next couple of months, the Company hired an investor relations consultant and the stock price moved up to around $2.00 per share. According to the Solicitation, during this time the board also directed an investment banking firm, Mooreland Partners, LLC ("Mooreland"), to provide an informal evaluation of the acquisition market on behalf of T-Netix. Mooreland was chosen for this assignment because its managing director, Holt Thrasher, was also a member of the T-Netix Board at the time.

         30. The Solicitation states that, during August and September, 2003, Mooreland purportedly developed a list of five possible candidates, including H.I.G., to acquire T-Netix, "which Mooreland considered to be the universe of the most likely potential buyers." Remarkably, Cloverdale was not on this list of "possible candidates." According to the Solicitation, T-Netix and H.I.G. began negotiations in mid-August, 2003, which purportedly began with an offer of between $2.40 and $2.75 per share.

         31. On or about September 5, 2003, the Company announced that it had settled its patent litigation, resulting in a significant improvement to the Company's financial condition. During the

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weeks that followed, Sailors sent several e-mails to Cree in order to determine the Company's plan going forward and its interest in structuring a deal now that the patent litigation had finally been resolved. Cree did not respond to these communications.

         32. The Solicitation states that, during this same time period, the Board and H.I.G. continued in negotiations regarding the price of the Company's stock at prices ranging from $3.40 to $4.50 per share, but no deal was struck.

         33. On or about September 16, 2003, Sailors sent an e-mail to Larry Woolhiser, the Company's Controller, in which he outlined his most recent earnings and valuation model in light of the Company's resolution of its patent litigation. Therein, Sailors expressed his opinion that a "fair value" of the company would be about $5.00 per share by the end of the year, 2003. A true and correct copy of this e-mail is attached hereto as Exhibit C and incorporated by reference. Again, Sailors received no response to this communication.

         34. On or about October 21, 2003, Sailors sent another e-mail to Cree asking why he and Cloverdale had been shut out of communications regarding strategic alternatives. In that e-mail, a copy of which is attached as Exhibit D and incorporated herein by reference, Sailors informed Cree that he had shown his most recent valuation model to several institutional investors who all end up with the same question: "why is this stock seemingly so cheap?" Again, Cree did not respond to Sailors' communication. Meanwhile, according to the Solicitation, the Board had been quietly striking a deal with H.I.G., with whom it entered into an exclusivity agreement on October 23, 2003.

         35. The Solicitation makes absolutely no disclosure concerning Cloverdale's $5.00 per share valuation model or its numerous expressions of interest in exploring a buyout of the Company.

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FAILURE TO DISCLOSE THE BASIS FOR REJECTING THE "ALTERNATIVE BIDDER"

         36. According to the Solicitation, on or about October 10, 2003, an unnamed "Alternative Bidder" submitted a preliminary acquisition proposal of $5.00 per share, subject to due diligence. The Solicitation further states that on October 15, 2003, H.I.G. increased its bid to $5.00 per share. After further discussions with T-Netix's investment advisors, the Board entered into a 60-day exclusivity agreement with H.I.G. on or about October 23, 2003. The Solicitation does not identify the Alternative Bidder and utterly fails to explain why the Board rejected the equal bid of the Alternative Bidder while entering into an exclusivity agreement with H.I.G. More specifically, the Solicitation does not explain why the Board chose H.I.G.'s $5.00 bid over the Alternative Bidder's $5.00 bid, or why it entered into an exclusivity agreement with H.I.G. as opposed to conducting a bidding competition between H.I.G. and the Alternative Bidder. The solicitation also does not divulge whether the Alternative Bidder's offer of $5.00 per share included the continued employment of defendant Cree and the Company's CFO, Henry Schopfer, III.

         37. The Solicitation represents that, on or about December 10, 2003, H.I.G. reduced its offer from $5.00 per share to $4.40 per share. Nevertheless, the next day, the Board inexplicably extended its exclusivity agreement with H.I.G., and, on December 12, 2003, H.I.G. agreed to raise its offer to $4.60 per share, which was ultimately the price that the Board agreed to in the Merger Agreement. The Solicitation utterly fails to explain why the board chose to EXTEND its exclusivity agreement with H.I.G., and accept an offer of $4.60 per share, rather than go back and re-enter negotiations with Cloverdale or the Alternative Bidder, which had just offered $5.00 per share.

         38. In short, the Solicitation is deficient in the following respects, among others:

               o Failure to disclose the existence of another interested purchaser- Cloverdale;

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               o        Failure to disclose the Board's reasons for shutting out
                        Cloverdale from negotiations concerning the sale of the Company;

               o Failure to disclose Cloverdale's valuation of the Company at $5.00 per share;

               o Failure to disclose the Board's reasons for rejecting the $5.00 bid of the "Alternative Bidder," which was equal to the offer that the Board initially accepted from H.I.G.;

               o Failure to disclose whether the Alternative Bidder's offer included an offer to extend the employment agreements of defendant Cree and the Company's CFO, Henry Schopfer, III;

               o Failure to disclose the Board's reason for entering into an exclusivity agreement with H.I.G. rather than conducting an auction between H.I.G. and the competing Alternative Bidder;

               o Failure to disclose the Board's reasons for not going back to the "Alternative Bidder" (or Cloverdale) after H.I.G. reduced its offer from $5.00 to $4.40 per share;

               o Failure to disclose the Board's reasons for wanting to sell the Company; and

               o Failure to disclose the Board's reasons for not engaging in a bidding or auction process designed to obtain the maximum value available to the stockholders, particularly in light of the existence of offers otherwise equal, if not superior, to the offer accepted from H.I.G. and in light of the existence of other, interested suitors such as the Alternative Bidder and Cloverdale.

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Each of these omissions constitute material facts that T-Netix shareholders would want to know about prior to making a decision to participate in the Tender Offer and/or Proposed Sale and/or seek other relief from the Court.

         THE MERGER AGREEMENT, TENDER OFFER AND PROPOSED SALE ARE UNFAIR

         39. The terms of the Merger Agreement, as well as the consideration offered in the Tender Offer and Proposed Sale are grossly unfair and harmful to plaintiff and the other T-Netix Stockholders. The consideration offered -- $4.60 per share -- represents a mere 10% premium over the stock's trading price immediately prior to the announcement of the Merger Agreement and is unfair and inadequate in that it does not represent the true intrinsic value of the Company, nor does it represent the maximum available consideration that could be obtained in a neutral and open auction or other bidding process designed to maximize shareholder value in this sale of control transaction. This fact is highlighted by the fact that other, viable and interested suitors such as the undisclosed Cloverdale and the disclosed "Alternative Bidder," have indicated their interest in pursuing the Company at a price of at least $5.00 per share, which is substantially higher than the $4.60 per share price offered in the Tender Offer and Proposed Sale, and that prior offers of Cloverdale represented much higher premiums than 10% over then-current stock prices.

         40. Further, the original and extended exclusivity agreements entered into with H.I.G., as well as Section 6.6 of the Merger Agreement (the "no talk/no shop" clause), have unfairly prohibited the Board from negotiating or even speaking with other potential suitors, or from considering other, more favorable offers, thereby preventing the Board from fulfilling their fiduciary duties to maximize shareholder value. In addition, the Merger Agreement provides for an excessive and preclusive penalty (the "Termination Fee") in the amount of $3.5 million dollars, plus expenses

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of up to $750,000, payable to H.I.G. in the event that the Board terminates the
Merger Agreement or enters into another, more favorable agreement with another bidder. The intended and effective result of this disproportionate Termination Fee, which is approximately 5% of the total consideration being offered in connection with the Proposed Sale, is to preclude any other known and/or unknown potential bidders from making a competing bid, thereby preventing the Board from fulfilling their fiduciary obligations to maximize shareholder value in connection with the sale of the Company.

         41. Similarly, the Board did not enter into the Merger Agreement in good faith, as the process was mired with unfair, disloyal and bad faith dealings to the exclusion of Cloverdale and the Alternative Bidder who, to the detriment of T-Netix's public shareholders, were precluded from having a fair opportunity to bid for the Company and from competing with H.I.G., despite their expressions of interest in purchasing the Company at a price higher than that which was ultimately agreed to with H.I.G.

                                IRREPARABLE HARM

         42. Unless the Court enjoins the Tender Offer and Proposed Sale, Plaintiff and all other Class members will be irreparably harmed by being forced to decide whether to participate in the Tender Offer or, if necessary, vote on the Proposed Sale, or whether to demand appraisal pursuant to 8 Del. C. Section 262, without adequate information about the propriety of the price offered, the process by which the Proposed Sale was negotiated, and the Board's reasons for rejecting other, competing bids of equal or greater value and other, known potential suitors for the Company. Plaintiff and all Class members will suffer irreparable harm by virtue of having been coerced into a transaction that is far less beneficial than alternative transactions or processes available and that fails to provide full and adequate value to all shareholders for their stock. Damages for the losses that the shareholders

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will sustain from the Board's failure to disclose the existence of one suitor and the reasons why it rejected other potential suitors and failed to conduct an auction for the Company in light of the existence of other suitors and equal or higher offers cannot be readily calculated and, in any event, would be inadequate to address the injuries suffered by plaintiff and the Class.

         43. The Director Defendants' fiduciary duties require them to be entirely candid with plaintiff and the other members of the Class by fully, accurately and candidly disclosing all information in their possession that is material to the Company's public stockholders' decision to participate in the Tender Offer and/or Proposed Sale and/or to seek other relief from the Court.

         44. Plaintiff and the other members of the Class were notified of Board's recommendations concerning the Tender Offer and the Proposed Sale by means of the Solicitation. As discussed herein, in blatant and intentional disregard of the Board's fiduciary duties, the Solicitation omitted to disclose information material to the stockholders' decision to tender their shares and/or to vote for or against the Proposed Sale and/or to seek other relief from the Court. The Director Defendants omitted this material information in order to coerce plaintiff and other Class members to participate in the Tender Offer and/or approve the Proposed Sale.

         45. The T-Netix Board initiated a process to sell control of the Company, which imposed heightened fiduciary responsibilities to maximize T-Netix value for the benefit of the stockholders and requires enhanced scrutiny by the Court.

         46. In complete disregard of their fiduciary duties, the Director Defendants rejected an all-cash offer for the Company that would have provided the shareholders with substantially greater value. The Director Defendants further refused to auction the Company or to negotiate in good faith with Cloverdale.



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         47. The Tender Offer and Proposed Sale was not the result of an auction process, but rather provides far less consideration for the common shareholders than another all-cash offer for the Company and far less consideration than would be offered in response to an auction of the Company.

         48. The intended and actual effects of the exclusivity agreements, the no shop/no talk clause and the Termination Fee are to preclude other viable and potential suitors from making competing offers that would result in a higher sales price for the Company's stock.

         49. In agreeing to the Merger Agreement, the Tender Offer and the Proposed Sale, the Director Defendants disregarded their fiduciary duties owed to the public shareholders of T-Netix to act to ensure that the public shareholders receive the maximum value for their shares of common stock.

         50. The consideration agreed to in the Proposed Sale was not the result of arms-length negotiations designed to maximize shareholder value, and it does not constitute the fair market or intrinsic value of T-Netix shares.

         51. By entering into the Merger agreement and by recommending the Tender Offer and the Proposed Sale for significantly lower consideration to the common shareholders than is knowingly available from other suitors, the Director Defendants have breached their fiduciary duties of loyalty, care and good faith to the Company's public shareholders.

         52. Because of the Director Defendants' derogation of their fiduciary duties, plaintiff and the members of the Class will not receive their proportionate share of the Company's assets if the Tender Offer and Proposed Sale are consummated.



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         53. Defendants T-Netix, Acquisition and Holdings knowingly aided and abetted the T-Netix directors in the breach of their fiduciary duties described above. The Director Defendants were only able to enter into the Merger Agreement and issue the Solicitation containing the material omissions described above with the assistance of, and using the resources available at, T-Netix. As such, T-Netix and the individual Director Defendants were acting as agents of each other in connection with the acts complained of herein and T-Netix knowingly assisted the individual Director Defendants in their breach of fiduciary duties.

         54. Upon information and belief, Acquisition and Holdings, with full knowledge of the material omissions and disclosure violations enumerated above, participated in the drafting, review, editing and approval of the Solicitation prior to its issuance and approved of the language and omissions in the Solicitation in order to ensure that the Tender Offer and Proposed Sale would be effectuated to their benefit, at the expense of plaintiff and the Class, in breach of the Director Defendants' fiduciary duties. Additionally, Acquisition and Holdings, by reason of their negotiations with T-Netix and Mooreland, knew that another bidder had made an offer for T-Netix that provided consideration to the T-Netix shareholders substantially greater than that provided in the Tender Offer and Proposed Sale. Nevertheless, Acquisition and Holdings entered into the Merger Agreement and initiated the Tender Offer knowing that it constituted a breach of the fiduciary duties of the Director Defendants.

         55. Plaintiff has no adequate remedy at law.

         WHEREFORE, Plaintiff and the members of the Class demand judgment against defendants as follows:



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




         A. Declaring that this action is properly maintainable as a class action and certifying plaintiff as the representative of the Class;

         B. Declaring that the Director Defendants have breached their fiduciary duties to the stockholders;

         C. Preliminarily and permanently enjoining defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceeding with, consummating, or closing the Tender Offer and/or the Proposed Sale;

         D. Ordering the Director Defendants to carry out their fiduciary duties to plaintiff and the other members of the Class by taking all necessary steps to arrange the sale of T-Netix to the highest bidder;

         E. In the event that the Tender Offer and/or Proposed Sale are consummated, rescinding them and setting them aside, or in the alternative, awarding rescissory damages to plaintiff and the Class;

         F. Awarding compensatory damages against defendants, individually and severally, in an amount to be determined at trial, together with pre-judgment and post-judgment interest, arising from the Tender Offer and/or Proposed Sale;

         G. Awarding plaintiff his costs and expenses, including reasonable attorneys' fees and experts' fees; and



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





         H. Granting plaintiff and the Class such other and further relief as the Court may deem just and proper.

                                ROSENTHAL, MONHAIT, GROSS
                                  & GODDESS, P.A.


                                By: /s/ CARMELLA P. KEENER
                                    -------------------------------------------
                                    Carmella P. Keener (DSBA No. 2810)
                                    919 Market Street, Suite 1401
                                    P.O. Box 1070
                                    Wilmington, Delaware 19899
                                    Telephone: (302) 656-4433
                                    Attorneys for Plaintiff

OF COUNSEL:

Matthew J. Zevin
STANLEY, MANDEL & IOLA, L.L.P.
550 West C Street, Suite 1770
San Diego, California 92101
(619) 235-5306

Roger L. Mandel, Esquire
STANLEY, MANDEL & IOLA, L.L.P.
3100 Monticello Avenue, Suite 750
Dallas, TX 75205
(214) 443-4300



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